Exhibit 99.1


                                                                          FOR
[First Federal Bancshares of Arkansas, Inc. Logo]                   IMMEDIATE
                                                                      RELEASE


1401 Highway 62/65 North                     FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                             Larry J. Brandt/CEO
Harrison, AR  72602                                      Tommy Richardson/COO
                                                          Sherri Billings/CFO
                                                                 870.741.7641




                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                            ANNOUNCES EARNINGS

Harrison, Arkansas - January 30, 2007 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation's net income amounted to $1,423,000 or $0.30 basic earnings per share and $0.29 diluted earnings per share during the fourth quarter of 2006 compared to net income of $1,902,000 or $0.38 basic earnings per share and $0.37 diluted earnings per share during the fourth quarter of 2005. Earnings for the year ended December 31, 2006 amounted to $7,383,000 or $1.48 basic earnings per share and $1.44 diluted earnings per share compared to earnings of $7,850,000 or $1.57 basic earnings per share and $1.50 diluted earnings per share for the same period ended December 31, 2005. Book value or stockholders' equity per share at December 31, 2006, was $15.62.

Larry J. Brandt, CEO for the Corporation said, "Our 2006 profits of $7.4 million were down compared to our record year in 2005 primarily as a result of compression of the net interest margin due to the flat yield curve, competitive pressures and an increase in our nonaccrual loans. The downturn in the housing market in northwest Arkansas contributed to the increase in our nonperforming loans. We anticipate that the housing market in northwest Arkansas will begin to improve in 2007 and that the level of nonperforming loans may correspondingly decrease. We completed construction of our newest office in Farmington during the fourth quarter of 2006 and moved into the new facility in January 2007.
This will be a challenging year for the banking industry in Arkansas and we believe First Federal is positioned to meet those challenges."

Total assets at December 31, 2006 amounted to $852.5 million, total liabilities were $776.9 million and stockholders' equity totaled $75.6 million or 8.9% of total assets. This compares with total assets of $852.4 million, total liabilities of $774.6 million and stockholders' equity of $77.8 million or 9.1% of total assets at December 31, 2005. At December 31, 2006 compared to December 31, 2005, cash and cash equivalents increased $14.4 million or 68.3%, investment securities held to maturity increased $4.1 million or 7.2%, real estate acquired in settlement of loans ("REO") increased $3.0 million, or 332.5%, and accrued interest receivable increased by $2.5 million or 33.5%. Accrued interest receivable increased primarily due to the increase in interest accrued on speculative construction loans. Net loans receivable decreased by $26.1 million, or 3.6%, primarily due to a decrease in construction loan originations. The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market.
                                    1


The $2.3 million or 0.3% increase in total liabilities was primarily due to an increase of $40.6 million or 6.6% in deposits offset by a decrease of $37.9 million or 24.0% in Federal Home Loan Bank ("FHLB") of Dallas advances. The funds available from the increase in deposits and the decrease in net loans receivable were used to repay FHLB advances, as well as purchase investment securities and increase our cash position. Stockholders' equity decreased during the year ended December 31, 2006 due to the purchase of 354,266 shares of treasury stock totaling $8.6 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $2.9 million. Such decreases were partially offset by net income in the amount of $7.4 million resulting from continued profitable operations, as well as the issuance of 140,566 shares of treasury stock totaling $1.0 million as a result of the exercise of stock options.

Nonperforming assets amounted to $23.5 million or 2.68% of total assets at December 31, 2006, compared to $14.1 million or 1.65% of total assets at December 31, 2005. At December 31, 2006, nonperforming assets consisted primarily of $19.0 million of nonaccrual loans and $3.9 million in real estate owned. The increases in nonaccrual loans and real estate owned are due primarily to single-family speculative construction loans. This increase in nonaccrual single-family speculative construction loans reflects the general slowdown in housing and oversupply of lots and speculative homes in the Bank's Northwest Arkansas market. In turn, certain homebuilder customers of the Bank have experienced extended marketing times for the sales of their speculative homes and inadequate cash flow to service the interest carry on their loans. The allowance for loan losses amounted to $2.6 million at December 31, 2006 or 0.35% of total loans and $2.1 million or 0.27% of total loans at December 31, 2005.

Net interest income, the primary component of net income, decreased from $6.8 million for the three months ended December 31, 2005 to $6.2 million for the three months ended December 31, 2006. Net interest income was approximately $26.5 million for both of the years ended December 31, 2006 and 2005. Net interest margin for the three months and twelve months ended December 31, 2006 was 3.14% and 3.29%, respectively, compared to 3.44% and 3.51%, respectively, for the same periods in 2005. The decrease in the net interest margin was due to a flat yield curve and an increase in our nonaccrual loans.

The provision for loan losses increased $75,000 to $354,000 for the three month period ended December 31, 2006 compared to $279,000 for the three month period ended December 31, 2005 and increased $381,000 to $1.5 million for the year ended December 31, 2006 compared to $1.1 million for the year ended December 31, 2005. The increase in the provision for loan losses in both 2006 periods was due primarily to an increase in nonaccrual loans as discussed above.

Noninterest income increased $54,000 or 2.9% to $1.9 million for the three month period ended December 31, 2006 compared to $1.8 million for the same period in 2005 and increased $1.4 million or 19.7% to $8.3 million for the year ended December 31, 2006 compared to $7.0 million for the same period in 2005. The increase in the three month comparison period was primarily due to an increase in deposit fee income. The increase in the twelve month comparison period was also due to an increase in deposit fee income, as well as gains on sales of loans and nonrecurring gains on sales of two properties of approximately $528,000. These properties represented excess land and a building adjacent to two existing branches.

Noninterest expenses increased $188,000 or 3.4% to $5.8 million for the three months ended December 31, 2006 compared to $5.6 million for the same period in 2005 and increased $1.9 million or 9.0% to $22.6 million for the year ended December 31, 2006 compared to $20.8 million for the same period in 2005. The increase in the three month comparative period was mainly due to an increase in net occupancy expense related to new or remodeled branch offices and an increase in other expenses related to REO. The increase in the twelve month comparative period was primarily due to an increase in salaries and employee benefits, an increase in net occupancy expense due to new or remodeled branch offices, and an increase in other expenses related to REO.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

                        Financial Tables Attached

                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        (In thousands of dollars)
                               (Unaudited)



ASSETS                                           December 31,    December 31,
                                                     2006            2005
                                                 ------------    ------------
Cash and cash equivalents                          $ 35,518        $ 21,109
Investment securities held to maturity               60,746          56,695
Federal Home Loan Bank stock                          7,089           8,412
Loans receivable, net of allowances                 693,095         719,214
Accrued interest receivable                           9,999           7,490
Real estate acquired in settlement of loans, net      3,858             892
Office properties and equipment, net                 20,384          18,522
Cash surrender value of life insurance               19,396          18,654
Prepaid expenses and other assets                     2,390           1,423
                                                    -------         -------
  TOTAL ASSETS                                     $852,475        $852,411
                                                    =======         =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                           $652,265        $611,667
Federal Home Loan Bank advances                     120,305         158,240
Advance payments by borrowers for
  taxes and insurance                                   666             847
Other liabilities                                     3,666           3,815
                                                    -------         -------
  Total liabilities                                 776,902         774,569

TOTAL STOCKHOLDERS' EQUITY                           75,573          77,842
                                                    -------         -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                           $852,475        $852,411
                                                    =======         =======

                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    AND RELATED SELECTED OPERATING DATA
            (In thousands of dollars, except earnings per share)
                                (Unaudited)


                                        Three Months Ended       Year Ended
                                           December 31,          December 31,
                                       -------------------    ------------------
                                        2006         2005      2006       2005
                                       -------      ------    -------    -------

  Interest income                     $13,610      $12,573    $54,119    $46,085
  Interest expense                      7,377        5,754     27,576     19,604
                                       -------      ------    -------    -------
  Net interest income                   6,233        6,819     26,543     26,481
  Provision for loan losses               354          279      1,482      1,101
                                       -------      ------    -------    -------
  Net interest income after
    provision for loan losses           5,879        6,540     25,061     25,380
  Noninterest income                    1,903        1,849      8,335      6,961
  Noninterest expenses                  5,768        5,580     22,634     20,768
                                       -------      ------    -------    -------
  Income before income taxes            2,014        2,809     10,762     11,573
  Income tax provision                    591          907      3,379      3,723
                                       -------      ------    -------    -------
  Net income                          $ 1,423      $ 1,902    $ 7,383    $ 7,850
                                       =======      ======    =======    =======




  Earnings Per Share:

    Basic                             $  0.30      $  0.38    $  1.48    $  1.57
                                         ====         ====       ====       ====
    Diluted                           $  0.29      $  0.37    $  1.44    $  1.50
                                         ====         ====       ====       ====
  Cash Dividends Declared             $  0.15      $  0.13    $  0.58    $  0.50
                                         ====         ====       ====       ====


  Selected Operating Data
  (Quarter Annualized):
  -----------------------
  Interest rate spread                   3.04%        3.34%      3.19%     3.41%
  Net interest margin                    3.14%        3.44%      3.29%     3.51%
  Return on average assets               0.66%        0.87%      0.85%     0.97%
  Noninterest expenses to
    average assets                       2.69%        2.62%      2.60%     2.57%
  Return on average equity               7.29%        9.79%      9.40%    10.27%